SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [ ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[X] Preliminary proxy statement.

[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2).

[  ] Definitive proxy statement.

[  ] Definitive additional materials.

[ ] Soliciting material under Rule 14a-12.

                          FIRST AVIATION SERVICES, INC.

         --------------------------------------------------------------

                (Name of Registrant as Specified in its Charter)


                    WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                   WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
                 WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
                       WYNNEFIELD CAPITAL MANAGEMENT, LLC
                            WYNNEFIELD CAPITAL, INC.
                                   NELSON OBUS
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)


Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

                          FIRST AVIATION SERVICES, INC.
--------------------------------------------------------------------------------

                       2003 ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

              PROXY STATEMENT OF THE WYNNEFIELD GROUP ("THE GROUP")
--------------------------------------------------------------------------------

                                IN OPPOSITION TO
                 THE MANAGEMENT OF FIRST AVIATION SERVICES, INC.
--------------------------------------------------------------------------------

                     WHY YOU WERE SENT THIS PROXY STATEMENT

This Proxy Statement and accompanying WHITE proxy card are being furnished to holders (the "Shareholders") of the common stock, par value $.01 per share (the "Common Stock"), of First Aviation Services, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies (the "Proxy
Solicitation") by The Wynnefield Group ("the Group," "we" or "us"). The Company's 2003 Annual Meeting of Shareholders (the "Annual Meeting") will be held at the offices of Aerospace Products International, Inc., 3778 Distriplex Drive North, Memphis, Tennessee 38118, on Tuesday, June 10, 2003, at 9:30 a.m., CDT. Shareholders who owned the Common Stock on the close of business on May 9, 2003 (the "Annual Meeting Record Date"), will be entitled to vote at the Annual Meeting. The Company's principal executive offices are located at 15 Riverside Avenue, Westport, Connecticut 06880.

This Proxy Statement and WHITE proxy card are being first mailed or furnished to Shareholders on or about May ___, 2003.

At the Annual Meeting, the Company is seeking (1) the election of two directors for a term expiring at the Annual Meeting in the year 2006, (2) the ratification of the appointment of Ernst & Young LLP as independent auditors, and (3) an amendment to the First Aviation Services, Inc., Stock Incentive Plan (the "Company's Stock Incentive Plan").

The Wynnefield Group, members of which own, as of the date of this Proxy Statement, an aggregate of 2,160,944 shares of Common Stock, is the Company's largest outside shareholder, holding 29.8 percent of the outstanding Common stock. We seek to elect one candidate, Nelson Obus (the "Group Nominee"), to the Board. The Wynnefield Group is soliciting the votes of other Shareholders in favor of the election of the Group Nominee. Our solicitation of votes is in opposition to the persons nominated for election by management. However, as we are nominating only one person for election as a director and there are two open positions, the WHITE proxy card may be voted for only one nominee and at least one of management's nominees will be elected as a director of the Company.

We believe the election of the Group Nominee will send a strong message to the Company and to management. We also believe that if the Group Nominee is elected to the Board, he will be able to encourage the Company to take steps to increase shareholder value and to monitor closely management's progress with respect to enhancing shareholder value. There can be no assurance, however, that the election of the Group Nominee will result in maximizing shareholder value.

The Wynnefield Group consists of Wynnefield Partners Small Cap Value, L.P., a Delaware limited partnership ("Wynnefield Partners LP"); Wynnefield Partners Small Cap Value, L.P. I, a Delaware limited partnership ("Wynnefield Partners LP I"); Wynnefield Small Cap Value Offshore Fund, Ltd., a private investment company organized under the laws of the Cayman Islands ("Wynnefield Value Fund"); Wynnefield Capital Management, LLC, a New York limited liability company that is the general partner of Wynnefield Partners LP and Wynnefield Partners LP I ("WCM"); Wynnefield Capital, Inc., a Delaware corporation ("WCI") that is the sole investment manager of Wynnefield Value Fund; and Nelson Obus, individually and as president of WCI and co-managing member of WCM. Additional information concerning The Wynnefield Group is set forth under the heading "Certain Information Regarding the Participants."

Remember, your latest dated proxy is the one that counts, so return the WHITE proxy card even if you previously delivered a proxy to the Company. We urge you not to return any proxy card sent to you by the Company. Please note, however, that if you sign and return our WHITE proxy card, you will not have an opportunity to vote for either management nominee.

Your vote is important, no matter how many or how few shares you hold. If your shares are held in the name of a brokerage firm, bank, or nominee, only that brokerage firm, bank, or nominee can vote your shares and then only upon receipt of your specific instructions. Accordingly, please return the WHITE proxy card in the envelope provided by your bank or broker or contact the person responsible for your account and give instructions for your shares to be voted for the Group Nominee.

If your shares are registered in more than one name, the WHITE proxy card should be signed by all the registered owners to ensure that all shares are voted for the Group Nominee.

Please refer to the Company's proxy statement, mailed to Shareholders on or about May 15, 2003, for a full description of management's proposals, the securities ownership of the Company, the share vote required to ratify or approve each proposal and to elect the directors, the background of the Company's nominees for the Board, information about the Company's officers and directors, including compensation, information about the ratification of the appointment of Ernst & Young LLP as independent auditors, information about the Company's Stock Incentive Plan and the proposed amendment thereto, stock price performance, and the date by which Shareholders must submit proposals for inclusion in the proxy statement for the 2004 Annual Meeting.

Holders of record of shares of Common Stock on the Annual Meeting Record Date are urged to submit a proxy even if your shares have been sold after that date. According to the Company's proxy statement for the Annual Meeting, 7,251,370 shares of Common Stock were outstanding as of the Annual Meeting Record Date. Each share of Common Stock is entitled to one vote at the Annual Meeting.

If you have any questions or need assistance in voting your shares, please call Nelson Obus at (212) 760-0134.

           WHY THE WYNNEFIELD GROUP IS NOMINATING A DIRECTOR CANDIDATE

Members of the Group, like many other long-term shareholders of the Company, have sustained significant losses from their investment in the Company. The Company's failure to execute its original business plan or to articulate to shareholders a viable alternative for regaining a profitable critical mass in its industry has led to depressed valuations and illiquidity in the Company's Common Stock. Outside shareholders need management to develop a viable path to value, such as seeking a merger partner or taking the Company private. Since 1999, Wynnefield, as a 30 percent shareholder, has offered to provide board representation to assist the Company in developing such a strategy or a business model that could lead to consistent growth and profitability. Because the Company has repeatedly declined to include us formally in the decision-making process by offering us a Board seat, the Group believes it has no choice but to nominate a director candidate in opposition to management.

LOSING INVESTMENT

Members of the Group first invested in the Company in 1997 at prices as high as $10.25 per share. In March and April of 2003, the stock often traded below $3 per share (or $4 per share adjusted for the $1 dividend per share paid by the Company in January 2003). Such a stock price represents a substantial discount from book value and net/net working capital. Fourth quarter results for the fiscal year ended January 31, 2003, appeared to us discouraging and, in our opinion, can be attributed largely to the Company's failure to execute its business plan to expand and diversify revenue streams as discussed in its 1997 IPO prospectus.

UNEXECUTED BUSINESS PLAN

The Company's 1997 IPO prospectus described a strategy of using the public's money to acquire businesses complementary to the Company's two primary operating subsidiaries at the time, National Airmotive Corporation ("NAC") and Aircrafts Parts International Combs, Inc. ("API"). Instead of executing this plan for expansion, the Company sold NAC in November 1999 for net cash of $44 million.

By selling NAC, the Company lost its critical operating mass and was left with the API business, which, in our view, has poor margins and operates primarily in the difficult general aviation parts distribution sector. The promise to extend from parts distribution into higher margin inventory management remains unfulfilled (at least at a level requiring the Company to report the results for any such businesses as a separate segment in its financial statements or to quantify the extent of these higher-margin operations in response to investor questions at quarterly conference calls). The Company has not used the proceeds from the NAC sale to regain its critical mass, completing only a small transaction to purchase certain distribution centers from Superior Air Parts, Inc., in August 2001 ($2.2 million of the $4.6 million purchase price has subsequently been written off), and pursuing a failed effort to develop a business-to-business electronic marketplace, the AeroV, Inc., venture. The AeroV venture resulted in total pre-tax operating and disposal losses of $3.5 million and was written off by the Company in fiscal 2001.

The Company's dividend of $1 per share earlier this year underscores our view that management has failed (and apparently lacks the desire) to execute its stated business plan. We think this dividend flies in the face of the Company's growth strategy because the current economic environment in the Company's industry may present opportunities for well-priced acquisitions. Unfortunately, the dividend has diminished the Company's ability to benefit from these market conditions. The only real beneficiaries of the dividend were those shareholders able to receive it without incurring the tax liability faced by most continuing long-term shareholders.

ILLIQUIDITY

As a result of management's failure to execute its stated business plan or to articulate a viable alternative for regaining a critical mass, the Common Stock price remains depressed, leading to illiquidity. Typically, less than 10,000 shares of the Common Stock trade per day, and on many days no shares trade at all. This illiquidity makes it impractical for outside shareholders to exit a large position through market transactions because of the adverse effect on price that any large sale would have in the market.

OUTSIDE SHAREHOLDERS NEED MANAGEMENT'S HELP

Because we think the Company has failed to execute the business plan stated in its IPO prospectus over six years ago or to articulate a profitable alternative business model, we think outside shareholders need management to develop a viable alternative for realizing shareholder value, such as seeking a merger partner or exploring a going-private transaction. We do not think outside shareholders are receiving sufficient benefits from the Company's remaining an independent public entity, particularly in light of the Company's depressed stock price and increasingly stringent and costly corporate governance and disclosure requirements now (or soon to be) applicable to public companies since the passage of the Sarbanes-Oxley Act and related reforms. Even without the full effect of these new regulatory requirements, the Company has failed to make a profit over the period since NAC was sold in November 1999. We are concerned that the increased costs of regulatory compliance will only deepen the Company's losses.

In short, the costs of being a publicly-traded company are rising while, in our opinion, First Aviation's failure to execute its business plan has prevented the Company and its outside shareholders from reaping most of the advantages of being public. We think a simple cost-benefits analysis warrants serious consideration of a going-private or merger transaction by the Company.

THE WYNNEFIELD GROUP'S ATTEMPTS TO ASSIST

The Wynnefield Group first approached the Company's management over three years ago about the possibility of nominating a representative of the Group to serve on the Company's Board. Since that time, we have been patient with management but skeptical that they would take the steps necessary to provide outside shareholders with a viable path to value. As we suspected, management has acted in a way that we think demonstrates an indifference or resistance to the strategies necessary to realize value for outside shareholders. The dividend earlier this year made it more difficult to finance a value-releasing transaction for all shareholders.

On April 22, 2003, Nelson Obus visited management in Westport, Connecticut, and once again offered assistance by seeking management's cooperation in nominating him to the Board. Management declined this offer. They also stated that deciding whether to pursue a going-private transaction was the purview of the Company's 51-percent shareholder, First Equity Group, Inc. (which is 100 percent owned by the Company's Chairman of the Board and CEO, Aaron Hollander and Michael Culver, and received financial advisory retainer fees from the Company totaling $360,000 in fiscal 2003), rather than the responsibility of the Board. We strongly disagree with this characterization of the Board's duties and consider it the Board's obligation to consider the interests of all the Company's shareholders in determining the future of the Company.

BONUSES PAID TO MANAGEMENT

In light of losses suffered by long-term outside shareholders, the Company's failure to execute its original business plan or to articulate a viable alternative, and illiquidity in the Common Stock, the Group expected that "at risk" compensation paid to top management for fiscal year 2003 would be modest. The Company's proxy statement for the Annual Meeting explains that approximately 50 percent of the total compensation of the Company's most senior executives is "at risk," based strictly upon the performance of the Company and the return to the stockholders.

The Company's proxy statement, however, shows that for fiscal year 2003, the Company's CEO Michael Culver (also an owner of First Equity Group, Inc.) received a bonus of $175,000, representing an additional 70 percent of his base salary of $250,000.

In addition, the report of the Company's compensation committee does not explain whether that committee took into account the $360,000 paid by the Company to First Equity Group, Inc., the Company's majority stockholder. In the Wynnefield Group's view, this substantial payment to First Equity Group, Inc., in which the Company's CEO owns an equity stake, makes the $175,000 bonus paid to him seem even more inappropriate than might otherwise be the case.

The Wynnefield Group does not believe that the negative return to long-term stockholders justifies the substantial bonuses paid to management, and that new representation on the Board and on the Company's compensation committee is needed in order to align management's compensation with performance. Additionally, we question the value-added to outside shareholders of the Company maintaining a separate corporate headquarters in Westport, Connecticut when headquarters functions could be handled out of the API headquarters in Memphis, Tennessee.

HOW ELECTING OUR NOMINEE WILL HELP

Although Mr. Obus cannot single-handedly develop and implement a strategy to realize value for outside shareholders, he could, if elected, make suggestions and closely monitor the Board's progress in exploring such strategies. A vote for Mr. Obus would send a message to the other members of the Board that outside shareholders expect the Board to diligently consider all options for enhancing shareholder value. One initiative Mr. Obus would strongly pursue would be to advocate the inclusion of at least one outside director on the Company's executive committee, which is now made up of Mr. Hollander and Mr. Culver, the Company's senior executives.

                          ELECTION OF THE GROUP NOMINEE

The Board currently consists of five members with one vacancy due to the departure of John A. Marsalisi upon the conclusion of his term on the date of last year's annual meeting. Two seats on the Board are up for election at the Annual Meeting.

At the Annual Meeting, the Group will seek to elect Nelson Obus, who has consented to being named in this Proxy Statement and to serving as a director if elected, to fill one of the open director seats, in opposition to one of the Company's nominees. Mr. Obus will be elected if he receives more affirmative votes than at least one of management's nominees. If elected, Mr. Obus would be entitled to serve a three-year term ending in 2006.

You must return the Group's WHITE proxy card to vote for Mr. Obus.

NELSON OBUS

Nelson Obus, age 56, has co-managed Wynnefield Partners LP since its inception in November 1992, Wynnefield Partners LP I since its inception in July 1997, and Wynnefield Value Fund since its inception in January 1997. Mr. Obus has served as president of WCI and as co-managing member of WCM since 1992 . From February 1990 until September 1992 he was Research Director of Schafer Capital Management, Inc., and Schafer Cullen Management, Inc. Prior thereto, Mr. Obus worked at Lazard Freres & Co. for eight years as an analyst, account executive, and research director in its institutional sales department. He received a B.A. from New York University and an M.A. and A.B.D. from Brandeis University in Politics. Before working in the financial sector, Mr. Obus worked as an educator and land manager in the environmental field. He currently serves on the board of directors of Sylvan Food Holdings, Inc.

If Mr. Obus is unable to serve as a director, he will, as the named proxy on the attached WHITE card, vote for the election of another nominee as may be proposed by the Group.

                                    AUDITORS

The Group supports ratification of the appointment of Ernst & Young LLP as independent accountants for the Company for the fiscal year ending January 31, 2004.

                              STOCK INCENTIVE PLAN

The Group takes no position on the proposal to amend the Company's Stock Incentive Plan to increase the number of shares of Common Stock available for issuance pursuant to grants thereunder.

                CERTAIN INFORMATION REGARDING THE PARTICIPANTS

Each of the members of the Group is a party to a Joint Filing Agreement, dated as of September 4, 2002 (the "13D Joint Filing Agreement"), pursuant to which the parties agreed to file jointly on Schedule 13D with respect to their ownership of the Company's Common Stock.

Except for the 13D Joint Filing Agreement and as otherwise described herein, neither any Group member nor the Group Nominee is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).

There are no material proceedings to which any Group member, the Group Nominee, or any associate of any Group member or the Group Nominee is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. Neither any Group member, the Group Nominee, nor any associate of any Group member or the Group Nominee has any interest in the matters to be voted upon at the Annual Meeting, other than an interest, if any, as a shareholder of the Company or, with respect to the Group Nominee, as a nominee for director.

Except as described herein, neither any Group member, the Group Nominee, nor any associate of any Group member or the Group Nominee: (1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company's last fiscal year, or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $60,000; (2) has been indebted to the Company or any of its subsidiaries; (3) has borrowed any funds for the purpose of acquiring or holding any securities of the Company, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, any future employment by the Company or its affiliates, or any future transaction to which the Company or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof.

Additional information concerning the Group and the Group Nominee, including, but not limited to, beneficial ownership of and transactions in the Common Stock, is set forth in Appendices A and B hereto. Each of the individuals listed on Appendix A attached hereto is a citizen of the United States.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Nelson Obus files Forms 4 jointly with Channel Partnership II, L.P. ("Channel"). Channel ceased to own any shares of the Common Stock as of January 9, 2003.
Channel failed to file three Forms 4 in a timely manner during the Company's fiscal year ended January 31, 2003. These late filings related to eight transactions in the Common Stock.

                                  OTHER MATTERS

The Company's proxy statement, mailed to Shareholders on or about May 15, 2003, contains information regarding: (1) securities ownership of certain beneficial owners and management; (2) the committees of the Board; (3) the meetings of the Board and all committees thereof; (4) the background of the Company's nominees for the Board; (5) the compensation and remuneration paid and payable to the Company's directors and management; (6) stock price performance; (7) voting procedures, including the share vote required for approval or election, at the Annual Meeting; and (8) the submission of shareholder proposals at the Company's 2004 annual meeting of shareholders. The Group has no knowledge of the accuracy of the Company's disclosures in its proxy materials.

                             SOLICITATION; EXPENSES

Proxies may be solicited by the Group by mail, advertisement, telephone, facsimile, telegraph, and personal solicitation. Phone calls will be made to individual Shareholders by Nelson Obus and certain of his administrative personnel. Mr. Nelson Obus will be principally responsible for soliciting proxies for the Group, and certain of his administrative personnel will perform secretarial work in connection with the solicitation of proxies, for which no additional compensation will be paid. Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward the Group's solicitation material to their customers for whom they hold shares and the Group will reimburse them for their reasonable out-of-pocket expenses.

The entire expense of preparing, assembling, printing, and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by the Group.

Although  no  precise  estimate  can be  made at the  present  time,  the  Group currently estimates that the total expenditures relating to the Proxy Solicitation incurred by the Group will be approximately $__________, of which approximately $__________ has been incurred to date. The Group intends to seek reimbursement from the Company for those expenses incurred by the Group in connection with this Proxy Solicitation, if the Group Nominee is elected, but does not intend to submit the question of such reimbursement to a vote of the Shareholders.

                        VOTING AND REVOCATION OF PROXIES

For the proxy solicited hereby to be voted, the enclosed WHITE proxy card must be signed, dated, and returned to the Group in the enclosed envelope in time to be voted at the Annual Meeting. If you wish to vote for the Group Nominee, you must submit the enclosed WHITE proxy card and must NOT submit the Company's proxy card. If you have already returned the Company's proxy card, you have the right to revoke it as to all matters covered thereby and may do so by subsequently signing, dating, and mailing the enclosed WHITE proxy card. If you later vote on the Company's proxy card (even if it is to withhold authority to vote for the Company's nominees), you will revoke your previous vote for the Group Nominee. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.

Execution of a WHITE proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by: (i) filing with the Secretary of the Company a later dated written revocation; (ii) submitting a duly executed proxy bearing a later date to the Group or to the Company; or (iii) attending and voting at the Annual Meeting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

Although a revocation will be effective only if delivered to the Company, the Group requests that either the original or a copy of all revocations be mailed to The Wynnefield Group at the address set forth on the back page of this Proxy Statement, so that the Group will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the Group Nominee as a director have been received. The Group may contact shareholders who have revoked their proxies.

Shares of Common Stock represented by a valid, unrevoked WHITE proxy card will be voted as specified. You may vote for the Group Nominee or withhold authority to vote for the Group Nominee by marking the proper box on the WHITE proxy card. Shares represented by a WHITE proxy card where no specification has been made will be voted for the Group Nominee, for Ernst & Young LLP, as auditors, and for the proposal to amend the Company's Stock Incentive Plan.

Except as set forth in this Proxy Statement, the Group is not aware of any other matter to be considered at the Annual Meeting. The person named as proxy on the enclosed WHITE proxy card will, however, have discretionary voting authority as such proxy regarding any other business that may properly come before the Annual Meeting. The proxy may exercise discretionary authority only as to matters unknown to the Group a reasonable time before this Proxy Solicitation.

If your shares are held in the name of a brokerage firm, bank, or nominee, only such brokerage firm, bank, or nominee can vote such shares and only upon receipt of your specific instructions. Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the WHITE proxy card on your behalf. You should also promptly sign, date, and mail the voting instruction form (or WHITE proxy card) that your broker or banker sends you. Please do this for each account you maintain to ensure that all of your shares are voted. If any of your shares were held in the name of a brokerage firm, bank, or nominee on the Annual Meeting Record Date, you will need to give appropriate instructions to such institution if you want to revoke your proxy. IF YOU DO NOT GIVE INSTRUCTIONS TO YOUR BROKER OR OTHER NOMINEE, YOUR SHARES WILL NOT BE VOTED.

Only holders of record of Common Stock on the Annual Meeting Record Date will be entitled to vote at the Annual Meeting. If you are a Shareholder of record on the Annual Meeting Record Date, you will retain the voting rights in connection with the Annual Meeting even if you sell such shares after the Annual Meeting Record Date. Accordingly, it is important that you vote the shares of Common Stock held by you on the Annual Meeting Record Date, or grant a proxy to vote such shares on the WHITE proxy card, even if you sell such shares after such date.

The Group believes that it is in your best interest to elect the Group Nominee as a director at the Annual Meeting. THE GROUP STRONGLY RECOMMENDS A VOTE FOR THE GROUP NOMINEE AS WELL AS A VOTE FOR THE PROPOSED AUDITORS. THE GROUP TAKES NO POSITION ON THE AMENDMENT TO THE COMPANY'S STOCK INCENTIVE PLAN.

                              THE WYNNEFIELD GROUP

                               I M P O R T A N T !

If your shares are held in "Street Name" only your bank or broker can vote your shares and only upon receipt of your specific instructions. Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the WHITE proxy card on your behalf. You should also promptly sign, date and mail the voting instruction form (or WHITE proxy card) that your broker or banker sends you. Please do this for each account you maintain to ensure that all of your shares are voted.

If you have any questions, or need further assistance, please call Nelson Obus at (212) 760-0134.

                                   APPENDIX A

                      THE WYNNEFIELD GROUP AND ITS NOMINEE

The participants who comprise the Group own in the aggregate 2,160,944 shares of Common Stock, representing approximately 29.8 percent of the shares outstanding, and are as follows:

Wynnefield Capital Management, LLC ("WCM"), is a New York limited liability company engaged in the business of investing in securities. Its principal business address is 450 Seventh Avenue, Suite 509, New York, New York 10123. Nelson Obus is co-managing member of WCM and shares discretion over disposition and voting of its investments in securities.

Wynnefield Capital, Inc. ("WCI"), is a Delaware corporation engaged in the business of investing in securities. Its principal business address is 450 Seventh Avenue, Suite 509, New York, New York 10123. Nelson Obus is president of WCI and shares discretion over disposition and voting of its investments in securities.

Wynnefield Partners Small Cap Value, L.P. ("Wynnefield Partners LP"), is a Delaware limited partnership engaged in the business of investing in securities. Its principal business address is 450 Seventh Avenue, Suite 509, New York, New York 10123. WCM is general partner of Wynnefield Partners LP, and Nelson Obus shares discretion over disposition and voting of Wynnefield Partners LP's investments in securities in his role as co-managing member of WCM.

Wynnefield Partners Small Cap Value, L.P. I ("Wynnefield Partners LP I"), is a Delaware limited partnership engaged in the business of investing in securities. Its principal business address is 450 Seventh Avenue, Suite 509, New York, New York 10123. WCM is general partner of Wynnefield Partners LP I, and Nelson Obus shares discretion over disposition and voting of Wynnefield Partners LP I's investments in securities in his role as co-managing member of WCM.

Wynnefield Small Cap Value Offshore Fund, Ltd. ("Wynnefield Value Fund"), is a private investment company organized under the laws of the Cayman Islands. Its principal business address is 450 Seventh Avenue, Suite 509, New York, New York 10123. WCI is the sole investment manager of Wynnefield Value Fund, and Nelson Obus shares discretion over disposition and voting of Wynnefield Value Fund's investments in securities in his role as a principal executive officer of WCI.

Nelson Obus is an investment manager and is president of WCI and co-managing member of WCM. Mr. Obus also serves on the board of directors of Sylvan Food Holdings, Inc. His business address is 450 Seventh Avenue, Suite 509, New York, New York 10123.

The following table sets forth information regarding holdings of Common Stock by members of the Group (who together constitute a "group" as the term is used in Section 13(d)(3) of the Securities Exchange Act of 1934):

                                                 Shares Held       Percent of
Participant and Address                          Beneficially         Class
-----------------------                          ------------      ----------
Wynnefield Partners Small Cap Value, L.P.(1)(2)    744,258            10.3%
450 Seventh Avenue, Suite 509
New York, New York 10123
Wynnefield Partners Small Cap Value, L.P. I(1)(2)  910,834            12.6%
450 Seventh Avenue, Suite 509
New York, New York 10123

Wynnefield Partners Small Cap Value                405,852             5.6%
 Offshore Fund, Ltd.(1)(3)
450 Seventh Avenue, Suite 509
New York, New York 10123

Nelson Obus (1)                                  2,160,944            29.8%
450 Seventh Avenue, Suite 509
New York, New York 10123

-----------------------

(1) Nelson Obus has sole voting and dispositive power as to 100,000 shares of Common Stock and shared voting and dispositive power as to 2,060,944 shares of Common Stock.

(2) Wynnefield Capital Management, LLC, has an indirect beneficial ownership interest in these shares of Common Stock. Nelson Obus and Joshua Landes, as co-managing members of Wynnefield Capital Management, LLC, share discretion over disposition and voting of these shares.

(3) Wynnefield Capital, Inc., has an indirect beneficial ownership interest in these shares of Common Stock. Nelson Obus and Joshua Landes, as principal executive officers of Wynnefield Capital, Inc., share discretion over disposition and voting of these shares.

No member of the Group owns any shares of the Common Stock of record but not beneficially.

                                   APPENDIX B

              TRANSACTIONS OF WYNNEFIELD GROUP IN THE COMMON STOCK

The following transactions are the only transactions during the past two years with regard to any Group member:

Wynnefield Partners Small Cap Value, L.P.

Date                  Buy/Sell     Number of Shares  Price Per Share     Total
----                  --------     ----------------  ---------------     -----
06/05/2001              Buy             700            $4.18         $  2,926.00
06/05/2001              Buy           1,000            $4.62         $  4,620.00
08/29/2001              Buy             525            $4.35         $  2,283.75
12/17/2001              Buy             200            $4.52         $    904.00
12/27/2001              Buy             100            $4.22         $    422.00
12/28/2001              Buy           2,000            $4.35         $  8,700.00
07/23/2002              Buy           2,000            $4.45         $  8,900.00
10/09/2002              Buy             700            $3.75         $  2,625.00
01/14/2003              Sell          7,500            $5.25         $ 39,375.00

Wynnefield Partners Small Cap Value, L.P. I

Date                  Buy/Sell     Number of Shares  Price Per Share     Total
----                  --------     ----------------  ---------------     -----
06/05/2001              Buy             800            $4.18         $  3,344.00
06/05/2001              Buy           1,200            $4.62         $  5,544.00
08/29/2001              Buy             675            $4.35         $  2,936.25
05/13/2002              Buy           1,000            $4.77         $  4,770.00
07/16/2002              Buy             100            $4.65         $    465.00
07/26/2002              Buy           1,200            $4.60         $  5,520.00
07/31/2002              Buy             500            $4.80         $  2,400.00
10/09/2002              Buy             900            $3.75         $  3,375.00
01/14/2003              Sell          7,500            $5.25         $ 39,375.00

Wynnefield Small Cap Value Offshore Fund, Ltd.

Date                  Buy/Sell     Number of Shares  Price Per Share     Total
----                  --------     ----------------  ---------------     -----
06/05/2001              Buy             500            $4.62         $  2,310.00
08/29/2001              Buy             300            $4.35         $  1,305.00
06/19/2002              Buy             100            $5.02         $    502.00
08/22/2002              Buy             200            $4.32         $    864.00
08/23/2002              Buy             452            $4.35         $  1,966.20
08/27/2002              Buy           2,500            $4.22         $ 10,550.00
10/09/2002              Buy             400            $3.75         $  1,500.00

Channel Partnership II, L.P.1

Date                  Buy/Sell     Number of Shares  Price Per Share Total
----                  --------     ----------------  --------------- -----
06/28/2002              Buy             200            $4.75         $    950.00
07/19/2002              Buy             500            $4.65         $  2,325.00
01/08/2003              Sell          5,000            $5.37         $ 26,850.00
01/09/2003              Sell         13,700            $5.29         $ 72,473.00
01/09/2003              Sell          4,000            $5.35         $ 21,400.00
01/09/2003              Sell          1,000            $5.40         $  5,400.00

Such shares of Common Stock were paid for from the working capital of each entity in the Group. Each entity in the Group maintains a separate investment fund, consisting of capital contributions from their respective partners and investors and capital appreciation derived therefrom for the principal purpose of buying and selling securities (including financial and money market instruments) and interests in domestic and foreign securities, including, without limitation, convertible securities, stock index futures contracts, options, puts and calls, and stock warrants.


--------

1 Nelson Obus had sole discretion over disposition and voting of Channel Partnership II, L.P.'s ("Channel's"), investments in securities. Channel is not identified as a participant in the Group because it ceased to own any shares of the Common Stock as of January 9, 2003.

                                    P R O X Y

      THIS PROXY IS SOLICITED BY THE WYNNEFIELD GROUP IN OPPOSITION TO THE
               BOARD OF DIRECTORS OF FIRST AVIATION SERVICES, INC.

                          FIRST AVIATION SERVICES, INC.

                       2003 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Nelson Obus, as proxy with full power of substitution, to vote in the name of and as proxy for the undersigned at the 2003 Annual Meeting of First Aviation Services, Inc. (the "Company"), and at any adjournment(s) or postponement(s) thereof, according to the number of votes that the undersigned would be entitled to cast if personally present on the following matters:

1. ELECTION OF DIRECTORS - To elect NELSON OBUS as a director of the Company:

      ___ FOR     ___ WITHHOLD

To withhold authority to vote for the election of Nelson Obus, place an X next to Withhold.

2. APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JANUARY 31, 2004:

      FOR ___     AGAINST ___ ABSTAIN ___

3. AMENDMENT TO THE FIRST AVIATION SERVICES, INC., STOCK INCENTIVE PLAN:

      FOR ___     AGAINST ___ ABSTAIN ___

IMPORTANT:  PLEASE SIGN AND DATE ON THE REVERSE SIDE.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder. Unless otherwise specified, this proxy will be voted "FOR" the election of Nelson Obus as Director, "FOR" the appointment of Ernst & Young LLP as the independent accountants, and "ABSTAIN" as to the amendment to the First Aviation Services, Inc., Stock Incentive Plan. This proxy revokes all prior proxies given by the undersigned.

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof, as provided in the proxy statement provided herewith. The proxy may exercise discretionary authority only as to matters unknown to the Group a reasonable time before their proxy solicitation.

Please sign exactly as your name appears hereon or on your proxy card previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporation name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person.

                              Dated: _______________________________, 2003

                              -----------------------------------------
                                          (Signature)

                              -----------------------------------------
                                    (Signature, if jointly held)

                              Title: ____________________________________


PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD TODAY.